UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2012

ARQULE, INC.
(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

19 Presidential Way
Woburn, MA

 (Address of principal executive offices)

01801

(Zip code)

(781) 994-0300

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Amendment of CMO Employment Agreement

On February 23, 2012, the Compensation, Nominating and Governance Committee (the “Committee”) of ArQule, Inc. (the “Registrant”), approved an amendment to certain terms of the employment agreement, dated June 17, 2008, between the Registrant and Brian Schwartz, the Registrant’s Chief Medical Officer (the “Employment Agreement”).

The amendment grants Dr. Schwartz 50,000 performance-based stock units, each of which represents a contingent right to receive one share of the Registrant’s common stock.  The units will vest if during the course of Dr. Schwartz’s employment with the Registrant, certain performance goals related to the development of the Registrant’s products are achieved by a date specified by the Committee.  If, prior to the performance goals being achieved, a termination without “Cause” (as defined in the Employment Agreement) of Dr. Schwartz’s employment with the Registrant occurs and the per share closing stock price of the Company’s common stock has averaged at or above a target price for a duration established by the Committee, the units will also vest.  All other material terms of the Employment Agreement that were in effect prior to the Committee’s approval of the amendment remain in effect.

The foregoing summary of the material terms of the amendment to Dr. Schwartz’s Employment Agreement is qualified by reference to the full text of the amendment which is included as Exhibit 10.2 hereto and the terms of his Employment Agreement filed as Exhibit 10.1 hereto.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No. 10.1   Employment Agreement, dated June 17, 2008, by and between the Registrant and Brian Schwartz.
Exhibit No. 10.2   Amendment to Employment Agreement, dated February 23, 2012, by and between the Registrant and Brian Schwartz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

February 23, 2012

 Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated June 17, 2008, by and between the Registrant and Brian Schwartz.
10.2	Amendment to Employment Agreement, dated February 23, 2012, by and between the Registrant and Brian Schwartz.